EXHIBIT 99.1

Heat Biologics Unveils Skunkworx Bio, New Drug Discovery Subsidiary

Developing a new era of precision medicines using
a unique and proprietary drug discovery platform

Durham, NC – August 26, 2021 – Heat Biologics, Inc. (“Heat”) (NASDAQ: HTBX), a clinical-stage biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system, today announced the launch of its wholly-owned subsidiary, Skunkworx Bio, Inc. (“Skunkworx”), focused on the development of a drug discovery paradigm to enable rapid drug development.

Skunkworx’s unique, highly diverse, proprietary libraries of “Pocket Biologics” are used to identify miniature proteins which bind to critical domains of druggable targets. The Skunkworx approach aims to enable rapid drug discovery and validation of new innovative therapeutics utilizing advanced computational methods and bioinformatics to further enhance target precision. Skunkworx has successfully identified agonists and antagonists for a number of targets and is in the process of progressing several of these assets through preclinical studies.

Matt Seavey, Ph.D., Skunkworx’s Executive Director of Scientific Operations, commented, “Our unique process flips the paradigm of drug discovery, as it enables us to rapidly identify novel drug targets to determine if a target is druggable. By utilizing this approach, we have been able to identify lead targets and already have several promising programs underway.”

Jeff Wolf, Chief Executive Officer of Heat, commented, “We are extremely proud to launch Skunkworx, an innovative platform to accelerate the path from discovery to preclinical development. Skunkworx augments Heat’s emerging drug development ecosystem designed to efficiently move new biologic programs from discovery into the clinic. New programs will be discovered through Skunkworx, developed at Heat and manufactured at Scorpion Biological Services, Heat’s wholly owned manufacturing subsidiary. This integrated platform is focused on driving innovation by rapidly accelerating the drug development process. We look forward to working with Skunkworx to advance a wide repertoire of drugs across a wide variety of indications, including biosecurity applications, an area of growing importance.”

About Skunkworx Bio.

Skunkworx Bio is developing a new era of precision medicines where “Biology drives Innovation.” The Company’s “Pocket Biologics” are therapeutics derived from its antibody and small protein libraries. Skunkworx has integrated computational and bioinformatic analysis to its biology-based drug discovery paradigm. The goal is to “accelerate” the time from discovery to moving its drug leads into formal preclinical development. For more information, please visit: www.skunkworx.bio.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company focused on developing first-in-class therapies to modulate the immune system. Heat’s gp96 platform is designed to activate immune responses against cancer or infectious diseases. The Company has multiple product candidates in development leveraging the gp96 platform, including HS-110, which has completed enrollment in a Phase 2 trial, various infectious disease/biological threat programs in preclinical development and a pipeline of proprietary immunomodulatory antibodies and cell-based therapies, including PTX-35 and HS-130 in Phase 1 clinical trials.

For more information, please visit: www.heatbio.com, and also follow us on Twitter.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectation, and assumptions and include statements regarding Skunkworx’s approach aiming to enable rapid drug development and validation of new precision therapeutics, utilizing advanced computational methods and bioinformatics to further enhance their target precision, Skunkworx, as a potentially revolutionary drug discovery company, the Skunkworx platform accelerating the path from discovery to preclinical, Skunkworx enabling Heat to efficiently move new biologic programs from discovery into the clinic and advancing a wide repertoire of drugs across the spectrum of oncology, inflammation, infectious diseases, and other indications, including biosecurity applications, an area of growing importance.. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including the ability of Skunkworx to enable rapid drug development and accelerate the path from discovery to preclinical and to enable Heat to efficiently move new biologic programs from discovery into the clinic and advancing a wide repertoire of drugs across the spectrum of oncology, inflammation, infectious diseases, and other indications, including biosecurity applications, an area of growing importance, the ability of Heat's therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, especially in light of COVID-19, Heat's ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat's ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat's ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities and its cash and short-term investments providing significant runway to fund Heat’s current clinical programs and further expand Heat’s therapeutic portfolio , its ability to continue to maintain its listing on the Nasdaq Capital Market and its ability to retain its key scientists or management personnel, and the other factors described in Heat's annual report on Form 10-K for the year ended December 31, 2020 filed with the SEC, and other subsequent filings with the SEC. The information in this release is provided only as of the date of this release, and Heat undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Media and Investor Relations Contact

David Waldman

+1 919 289 4017

investorrelations@heatbio.com